SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       to
                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934

                            Enterprise Software, Inc.
                            (formerly IndeNet, Inc.)
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)


                                    45337P10
                                 (CUSIP Number)


                            Thomas E. Constance, Esq.
                        Kramer, Levin, Naftalis & Frankel
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                          August 24, 1998 (See Item 4)
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|


                               Page 1 of 13 Pages

                                  SCHEDULE 13D

CUSIP No. 45337P10
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               InterEquity Capital Partners, L.P.
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [ ]
                                                     (b)   [x]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS
             WC, OO (See Item 3)
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                         101,863 (See Item 5)
  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY         Not Applicable  (See Item 5)
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                         101,863  (See Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                    Not Applicable  (See Item 5)
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
          101,863
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [_]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               2.3%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON

                    PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 45337P10
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Irwin Schlass

--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [ ]
                                                     (b)   [x]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS
             PF
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        5,750
  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             11,250
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                         5,750
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                         11,250
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               17,000
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES    (See Item 5)                                              [_]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .4%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 45337P10
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Natalie Schlass
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [ ]
                                                     (b)   [x]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS
             PF
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                         Not Applicable
  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY              11,250
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                         Not Applicable
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                         11,250
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               11,250
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [_]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .2%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 45337P10
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Jack Schleifer
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [ ]
                                                     (b)   [x]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS
             PF
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                         68,875
  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY              Not Applicable
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                         68,875
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                         Not Applicable
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
          68,875
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [_]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               1.5%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 45337P10
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Stephen Raphael
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [ ]
                                                     (b)   [x]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS
             PF
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                         42,125
  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY              Not Applicable
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                         42,125
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                         Not Applicable
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               42,125
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES             (See Item 5)                         [_]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .9%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 45337P10
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Marjorie Raphael
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [ ]
                                                     (b)   [x]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS
             PF
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                         500

  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY              Not Applicable
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                         500

                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                         Not Applicable
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
          500
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [_]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               Less than .1%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 45337P10
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Lucille Raphael
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [ ]
                                                     (b)   [x]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS
             PF
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                         49,250
  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY              Not Applicable
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                         49,250
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                         Not Applicable
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
          49,250
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [_]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               1.1%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 45337P10
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Jacqueline Raphael
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [ ]
                                                     (b)   [x]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS
             PF
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                         500
  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY              Not Applicable
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                         500
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                         Not Applicable
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
          500
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [_]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          Less than .1%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 45337P10
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Joanne Alonso
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [ ]
                                                     (b)   [x]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS
             PF
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                         4,500
  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY              Not Applicable
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                         4,500
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                         Not Applicable
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
          4,500
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [_]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             Less than .1%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

Schedule 13D


Item 1.        Security and Issuer.

        This Statement amends the Schedule 13D dated June 19, 1998 (the "Statement") filed by InterEquity Capital Partners, L.P. and the other Filing Persons named therein relating to the Common Stock, $.001 par value (the "Common Stock"), of Enterprise Software, Inc. (formerly IndeNet, Inc.), a Delaware corporation (the "Company"). The share numbers on the cover pages of this amendment have been adjusted for a one for four reverse split of the Common Stock effective July 14, 1998. Notwithstanding this Amendment No. 1, the Statement speaks as of its date. Capitalized terms used herein without definition have the meanings assigned to them in the Statement.


ITEM 4 OF THE STATEMENT, "PURPOSE OF THE TRANSACTION," IS AMENDED TO ADD THE FOLLOWING NEW PARAGRAPH AFTER THE SECOND PARAGRAPH THEREOF:

         On August 21, 1998, Robert Lautz, Cary S. Fitchey, William D. Killion (via Killer Barn), Graeme Jenner, Peter Rhodes-Dimmer, Judith K. Thome, Steven Michael Ross, William Kunkel, and Robert E. Derham filed a statement on Schedule 13D relating to beneficial ownership of Common Stock. The filing persons endorse the statements set forth in Item 4 of such statement. In particular, they endorse such statements calling for the Company to respond positively to the publicly disclosed overtures from Big Flower Holdings Inc. concerning the acquisition of the Company for $16 per share, adjusted for the recent reverse split; contending that recent disappointing earnings reflect excessive expenditures and poor controls at the Company; criticizing the Company's announced intention to acquire Revive Technologies Inc. and the apparent failure to obtain a fairness opinion in connection therewith; and noting the potential conflict of interest affecting participation by the Company's chairman, Andre Blay, in pursuit of strategic alternatives by the Company and the inappropriate employment terms given Mr. Blay in light of the Company's size. The foregoing is qualified by reference to Item 4 of such statement. The foregoing should not be read to imply that the Reporting Persons and the persons listed above constitute a group for purposes of Section 13(d) and 13(g) of the Securities Exchange Act and the Reporting Persons disavow any intention to form such a group.

                                   SIGNATURES


        After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.


Dated:  August 25, 1998


                                            InterEquity Capital Partners, L.P.


                                               By: InterEquity Capital
                                               Corporation, general partner


                                               /s/ Irwin Schlass
                                               -----------------
                                               By:     Irwin Schlass
                                               Title:  Chief Executive Officer


                                               /s/ Irwin Schlass
                                               -----------------
                                               Irwin Schlass


                                                Natalie Schlass

                                               /s/ Irwin Schlass
                                               -----------------
                                               By:   Irwin Schlass
                                               Her:  Attorney in Fact


                                               Jack Schleifer

                                               /s/ Irwin Schlass
                                               -----------------
                                               By:    Irwin Schlass
                                               His:   Attorney in Fact


                                              /s/ Stephen Raphael
                                              -------------------
                                              Stephen Raphael


                                              Marjorie Raphael

                                              /s/ Stephen Raphael
                                              -------------------
                                              By:    Stephen Raphael
                                              Her:   Attorney in Fact

                                               Lucille Raphael

                                               /s/ Stephen Raphael
                                               -------------------
                                               By:     Stephen Raphael
                                               Her:    Attorney in Fact


                                               Jacqueline Raphael

                                               /s/ Stephen Raphael
                                               -------------------
                                               By:    Stephen Raphael
                                               Her:   Attorney in Fact

                                               Joanne Alonso

                                               /s/ Stephen Raphael
                                               -------------------
                                               By:    Stephen Raphael
                                               Her:   Attorney in Fact